Filed pursuant to Rule 253(g)(2)

File No. 024-11953

This Supplement No. 3, dated May 3, 2023 (which we refer to as “this supplement”), supplements, and should be read in conjunction with, the offering circular (the “Offering Circular”), dated March 28, 2023, of Landa App, LLC, a Delaware series limited liability company (which we refer to as “we,” “us,” “our” or “our company”), as supplemented. The purpose of this supplement is to update certain information for the following Series (the “Updated Series”):

●	Landa App LLC - 10121 Morris Drive SW Covington GA LLC
●	Landa App LLC - 10183 Starr Street SW Covington GA LLC
●	Landa App LLC - 103 Starlake Drive Jackson GA LLC
●	Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC
●	Landa App LLC - 110 Shenandoah Drive Covington GA LLC
●	Landa App LLC - 111 Fir Drive McDonough GA LLC
●	Landa App LLC - 112 Ridge Street Locust Grove GA LLC
●	Landa App LLC - 11322 Michelle Way Hampton GA LLC
●	Landa App LLC - 1147 Village Way Stone Mountain GA LLC
●	Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC
●	Landa App LLC - 1201 Kilrush Drive Mableton GA LLC
●	Landa App LLC - 124 Libby Lane Jonesboro GA LLC
●	Landa App LLC - 1320 Winona Avenue Griffin GA LLC
●	Landa App LLC - 137 Southern Shores Road Jackson GA LLC
●	Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC
●	Landa App LLC - 140 High Ridge Road Covington GA LLC
●	Landa App LLC - 146 Crystal Brook Griffin GA LLC
●	Landa App LLC - 153 Cliffside Court Riverdale GA LLC
●	Landa App LLC - 1666 W Poplar Street Griffin GA LLC
●	Landa App LLC - 1689 Viceroy Way Riverdale GA LLC
●	Landa App LLC - 181 Watercress Court Stockbridge GA LLC
●	Landa App LLC - 188 Timberline Road Jackson GA LLC
●	Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC
●	Landa App LLC - 195 Hunters Trace Covington GA LKC
●	Landa App LLC - 196 Montego Circle Riverdale GA LLC
●	Landa App LLC - 212 Fleeta Drive Covington GA LLC
●	Landa App LLC - 217 Glenloch Court Stockbridge GA LLC
●	Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC
●	Landa App LLC - 25 Pleasant Valley Road McDonough GA LLC
●	Landa App LLC - 253 Marco Drive Social Circle GA LLC
●	Landa App LLC - 258 Rocky Point Road Covington GA LLC
●	Landa App LLC - 270 Mountain Lane Covington GA LLC
●	Landa App LLC - 270 Pleasant Hill Drive Covington GA LLC
●	Landa App LLC - 2813 Vicksburg Court Decatur GA LLC
●	Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC
●	Landa App LLC - 30 High Ridge Road Covington GA LLC
●	Landa App LLC - 30 Roosevelt Road Covington GA LLC
●	Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC
●	Landa App LLC - 3043 Highway 81 S Covington GA LLC
●	Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC
●	Landa App LLC - 3202 Chippewa Drive Rex GA LLC
●	Landa App LLC - 35 Clay Court Covington GA LLC
●	Landa App LLC - 350 Cadiz Lane S College Park GA LLC
●	Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC

●	Landa App LLC - 43 Darwin Drive Jonesboro GA LLC
●	Landa App LLC - 45 Blue Jay Drive Covington GA LLC
●	Landa App LLC - 4702 Saint James Way Decatur GA LLC
●	Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC
●	Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC
●	Landa App LLC - 513 Jarrett Court McDonough GA LLC
●	Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC
●	Landa App LLC - 540 Cowan Road Covington GA LLC
●	Landa App LLC - 565 Mountainview Drive Covington GA LLC
●	Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC
●	Landa App LLC - 6107 Shadow Glen Court Covington GA LLC
●	Landa App LLC - 6111-6113 Pine Glen Circle SW Covington GA LLC
●	Landa App LLC - 615 Barshay Drive Covington GA LLC
●	Landa App LLC - 6168 Wheat Street NE Covington GA LLC
●	Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC
●	Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC
●	Landa App LLC - 65 Freedom Court Covington GA LLC
●	Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC
●	Landa App LLC - 6653 Bedford Road Rex GA LLC
●	Landa App LLC - 6762 Bent Creek Drive Rex GA LLC
●	Landa App LLC - 709 Georgetown Court Jonesboro GA LLC
●	Landa App LLC - 7107 Geiger Street NW Covington GA LLC
●	Landa App LLC - 750 Georgetown Court Jonesboro GA LLC
●	Landa App LLC - 752 Chestnut Drive Jackson GA LLC
●	Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC
●	Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC
●	Landa App LLC - 80 High Ridge Road Covington GA LLC
●	Landa App LLC - 808 Hillandale Lane Lithonia GA LLC
●	Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC
●	Landa App LLC - 8121 Spillers Drive SW Covington GA LLC
●	Landa App LLC - 8233 Creekline Court Riverdale GA LLC
●	Landa App LLC - 85 Kirkland Court Covington GA LLC
●	Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC
●	Landa App LLC - 8855 Rugby Court Jonesboro GA LLC
●	Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC
●	Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC

LANDA APP LLC

6 W. 18th Street

New York, NY 10011

(646) 905-0931

Landa.app

CURRENT AND PREVIOUS SERIES OFFERINGS

Additional Borrowings and Title Transfer

The tables below (the “Update Tables”) show key information related to each Updated Series and its underlying Property. The information in the Update Tables supersedes any contrary previous information contained in the Master Series Table included in the Offering Circular, which can be found here; all other information in the Offering Circular is otherwise unchanged.

On April 28, 2023, each of the following Updated Series entered into an Additional Borrowing with L Finance LLC, the terms of which are listed in the table below. Each Additional Borrowing is secured by the Property underlying the respective Updated Series and any other assets of the Updated Series.

Series	Loan Amount	Annual Interest Rate	Loan Date	Maturity Date
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	$160,225	(1)	04/28/2023	04/28/2024
Landa App LLC - 10183 Starr Street SW Covington GA LLC	$172,550	(1)	04/28/2023	04/28/2024
Landa App LLC - 103 Starlake Drive Jackson GA LLC	$145,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	$170,375	(1)	04/28/2023	04/28/2024
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	$192,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 111 Fir Drive McDonough GA LLC	$145,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	$178,350	(1)	04/28/2023	04/28/2024
Landa App LLC - 11322 Michelle Way Hampton GA LLC	$137,750	(1)	04/28/2023	04/28/2024
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	$148,625	(1)	04/28/2023	04/28/2024
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	$203,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	$322,625	(1)	04/28/2023	04/28/2024
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	$160,950	(1)	04/28/2023	04/28/2024
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	$106,038	(1)	04/28/2023	04/28/2024
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	$159,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	$163,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 140 High Ridge Road Covington GA LLC	$174,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 146 Crystal Brook Griffin GA LLC	$141,375	(1)	04/28/2023	04/28/2024
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	$94,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	$155,875	(1)	04/28/2023	04/28/2024
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	$188,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	$142,100	(1)	04/28/2023	04/28/2024
Landa App LLC - 188 Timberline Road Jackson GA LLC	$72,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	$143,550	(1)	04/28/2023	04/28/2024
Landa App LLC - 195 Hunters Trace Covington GA LKC	$177,625	(1)	04/28/2023	04/28/2024
Landa App LLC - 196 Montego Circle Riverdale GA LLC	$159,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 212 Fleeta Drive Covington GA LLC	$170,375	(1)	04/28/2023	04/28/2024
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	$232,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	$226,200	(1)	04/28/2023	04/28/2024
Landa App LLC - 25 Pleasant Valley Road McDonough GA LLC	$159,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 253 Marco Drive Social Circle GA LLC	$148,625	(1)	04/28/2023	04/28/2024
Landa App LLC - 258 Rocky Point Road Covington GA LLC	$184,875	(1)	04/28/2023	04/28/2024
Landa App LLC - 270 Mountain Lane Covington GA LLC	$185,600	(1)	04/28/2023	04/28/2024
Landa App LLC - 270 Pleasant Hill Drive Covington GA LLC	$170,375	(1)	04/28/2023	04/28/2024
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	$210,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	$174,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 30 High Ridge Road Covington GA LLC	$163,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 30 Roosevelt Road Covington GA LLC	$184,875	(1)	04/28/2023	04/28/2024
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	$184,875	(1)	04/28/2023	04/28/2024
Landa App LLC - 3043 Highway 81 S Covington GA LLC	$155,875	(1)	04/28/2023	04/28/2024
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	$174,000	(1)	04/28/2023	04/28/2024

Series	Loan Amount	Annual Interest Rate	Loan Date	Maturity Date
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	$152,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 35 Clay Court Covington GA LLC	$174,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	$163,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	$152,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	$163,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	$222,575	(1)	04/28/2023	04/28/2024
Landa App LLC - 4702 Saint James Way Decatur GA LLC	$145,725	(1)	04/28/2023	04/28/2024
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	$123,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	$308,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 513 Jarrett Court McDonough GA LLC	$181,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	$130,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 540 Cowan Road Covington GA LLC	$188,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 565 Mountainview Drive Covington GA LLC	$188,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	$143,550	(1)	04/28/2023	04/28/2024
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	$131,225	(1)	04/28/2023	04/28/2024
Landa App LLC - 6111-6113 Pine Glen Circle SW Covington GA LLC	$181,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 615 Barshay Drive Covington GA LLC	$174,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	$108,750	(1)	04/28/2023	04/28/2024
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	$130,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	$178,350	(1)	04/28/2023	04/28/2024
Landa App LLC - 65 Freedom Court Covington GA LLC	$159,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	$176,900	(1)	04/28/2023	04/28/2024
Landa App LLC - 6653 Bedford Road Rex GA LLC	$159,500	(1)	04/28/2023	04/28/2024
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	$192,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	$170,375	(1)	04/28/2023	04/28/2024
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	$126,875	(1)	04/28/2023	04/28/2024
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	$152,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	$105,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	$202,928	(1)	04/28/2023	04/28/2024
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	$142,100	(1)	04/28/2023	04/28/2024
Landa App LLC - 80 High Ridge Road Covington GA LLC	$184,875	(1)	04/28/2023	04/28/2024
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	$171,000	(1)	04/28/2023	04/28/2024
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	$134,125	(1)	04/28/2023	04/28/2024
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	$126,875	(1)	04/28/2023	04/28/2024
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	$152,119	(1)	04/28/2023	04/28/2024
Landa App LLC - 85 Kirkland Court Covington GA LLC	$206,625	(1)	04/28/2023	04/28/2024
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	$172,550	(1)	04/28/2023	04/28/2024
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	$123,250	(1)	04/28/2023	04/28/2024
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	$195,750	(1)	04/28/2023	04/28/2024
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	$163,125	(1)	04/28/2023	04/28/2024

(1)	Each Additional Borrowing bears interest at a rate that is the higher of SOFR+7%, or 12.5%.

The foregoing is a summary of the terms of the Additional Borrowings and does not purport to be a complete description of such terms. This summary is qualified in its entirety by reference to the Additional Borrowings, a form of which is filed as Exhibit 6.1 to our Form 1-U, filed on May 3, 2023, which can be found here.

Additonally, on April 28, 2023, Landa Properties LLC ("Landa Properties”) transferred title (the “Transfer’) to the following properties (“Properties”) to the applicable Updated Series, as set forth in the Updated Table below. In connection with the Transfer, Landa Properties also assigned the applicable lease agreement for each of the Properties underlying the Updated Series to the applicable Updated Series.

Series	Property
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	10121 Morris Drive SW, Covington, GA 30014
Landa App LLC - 10183 Starr Street SW Covington GA LLC	10183 Starr Street SW, Covington, GA 30014
Landa App LLC - 103 Starlake Drive Jackson GA LLC	103 Starlake Drive, Jackson, GA 30260
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	10433 Candlelight Road, Jonesboro, GA 30238
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	110 Shenandoah Drive, Covington, GA 30016
Landa App LLC - 111 Fir Drive McDonough GA LLC	111 Fir Drive, McDonough, GA 30253
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	112 Ridge Street, Locust Grove, GA 30248
Landa App LLC - 11322 Michelle Way Hampton GA LLC	11322 Michelle Way, Hampton, GA 30228
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	1147 Village Way, Stone Mountain, GA 30088
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	1160 Gable Terrace, Jonesboro, GA 30236
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	1201 Kilrush Drive, Mableton, GA 30126
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	124 Libby Lane, Jonesboro, GA 30238
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	1320 Winona Avenue, Griffin, GA 30223
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	137 Southern Shores Road, Jackson, GA 30233
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	138 Sandalwood Circle, Lawrenceville, GA 30046
Landa App LLC - 140 High Ridge Road Covington GA LLC	140 High Ridge Road, Covington, GA 30014
Landa App LLC - 146 Crystal Brook Griffin GA LLC	146 Crystal Brook, Griffin, GA 30223
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	153 Cliffside Court, Riverdale, GA 30274
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	1666 W Poplar Street, Griffin, GA 30224
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	1689 Viceroy Way, Riverdale, GA 30296
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	181 Watercress Court, Stockbridge, GA 30281
Landa App LLC - 188 Timberline Road Jackson GA LLC	188 Timberline Road, Jackson, GA 30233
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	189 Shenandoah Drive, Riverdale, GA 30274
Landa App LLC - 195 Hunters Trace Covington GA LKC	195 Hunters Trace, Covington, GA 30014
Landa App LLC - 196 Montego Circle Riverdale GA LLC	196 Montego Circle, Riverdale, GA 30274
Landa App LLC - 212 Fleeta Drive Covington GA LLC	212 Fleeta Drive, Covington, GA 30016
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	217 Glenloch Court, Stockbridge, GA 30281
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	2264 Chestnut Hill Circle, Decatur, GA 30032
Landa App LLC - 25 Pleasant Valley Road McDonough GA LLC	25 Pleasant Valley Road, McDonough, GA 30253
Landa App LLC - 253 Marco Drive Social Circle GA LLC	253 Marco Drive, Social Circle, GA 30025
Landa App LLC - 258 Rocky Point Road Covington GA LLC	258 Rocky Point Road, Covington, GA 30016
Landa App LLC - 270 Mountain Lane Covington GA LLC	270 Mountain Lane, Covington, GA 30016
Landa App LLC - 270 Pleasant Hill Drive Covington GA LLC	270 Pleasant Hill Drive, Covington, GA 30016
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	2813 Vicksburg Court, Decatur, GA 30034
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	2933 Coffer Drive, Ellenwood, GA 30294
Landa App LLC - 30 High Ridge Road Covington GA LLC	30 High Ridge Road, Covington, GA 30014
Landa App LLC - 30 Roosevelt Road Covington GA LLC	30 Roosevelt Road, Covington, GA 30016
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	3011 Raintree Drive SE, Conyers, GA 30013
Landa App LLC - 3043 Highway 81 S Covington GA LLC	3043 Highway 81 S, Covington, GA 30016
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	313 Blue Heron Drive, Jonesboro, GA 30236
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	3202 Chippewa Drive, Rex, GA 30273

Series	Property
Landa App LLC - 35 Clay Court Covington GA LLC	35 Clay Court, Covington, GA 30016
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	350 Cadiz Lane S, College Park, GA 30349
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	351 Wesley Park Drive, Jonesboro, GA 30238
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	43 Darwin Drive, Jonesboro, GA 30238
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	45 Blue Jay Drive, Covington, GA 30016
Landa App LLC - 4702 Saint James Way Decatur GA LLC	4702 Saint James Way, Decatur, GA 30035
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	4732 Pinedale Drive, Forest Park, GA 30297
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	5040 Huntshire Lane, Lilburn, GA 30047
Landa App LLC - 513 Jarrett Court McDonough GA LLC	513 Jarrett Court, McDonough, GA 30253
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	5143 Pinecrest Drive SW, Covington, GA 30014
Landa App LLC - 540 Cowan Road Covington GA LLC	540 Cowan Road, Covington, GA 30016
Landa App LLC - 565 Mountainview Drive Covington GA LLC	565 Mountainview Drive, Covington, GA 30016
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	5801 Strathmoor Manor Circle, Lithonia, GA 30058
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	6107 Shadow Glen Court, Covington, GA 30014
Landa App LLC - 6111-6113 Pine Glen Circle SW Covington GA LLC	6111-6113 Pine Glen Circle SW, Covington, GA 30014
Landa App LLC - 615 Barshay Drive Covington GA LLC	615 Barshay Drive, Covington, GA 30016
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	6168 Wheat Street NE, Covington, GA 30014
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	6178 Green Acres Drive SW, Covington, GA 30014
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	643 Sycamore Drive, Jonesboro, GA 30238
Landa App LLC - 65 Freedom Court Covington GA LLC	65 Freedom Court, Covington, GA 30016
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	6635 Kimberly Mill Road, College Park, GA 30349
Landa App LLC - 6653 Bedford Road Rex GA LLC	6653 Bedford Road, Rex, GA 30273
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	6762 Bent Creek Drive, Rex, GA 30273
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	709 Georgetown Court, Jonesboro, GA 30236
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	7107 Geiger Street NW Covington GA 30016
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	750 Georgetown Court, Jonesboro ,GA 30236
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	752 Chestnut Drive, Jackson, GA 30233
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	7781 Mountain Creek Way, Douglasville, GA 30134
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	7950 Woodlake Drive, Riverdale, GA 30274
Landa App LLC - 80 High Ridge Road Covington GA LLC	80 High Ridge Road, Covington, GA 30014
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	808 Hillandale Lane, Lithonia, GA 30058
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	8110 Devonshire Drive, Jonesboro, GA 30238
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	8121 Spillers Drive SW, Covington, GA 30014
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	8233 Creekline Court, Riverdale, GA 30274
Landa App LLC - 85 Kirkland Court Covington GA LLC	85 Kirkland Court, Covington, GA 30016
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	85 Thorn Thicket Way, Rockmart, GA 30153
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	8855 Rugby Court, Jonesboro, GA 30238
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	9434 Cedar Creek Place, Douglasville, GA 30135
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	9597 Pintail Trail, Jonesboro, GA 30238

4